Exhibit 99

PROTECTIVE ANNOUNCES 3Q00 EARNINGS

BIRMINGHAM, Alabama (October 26, 2000) Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company's diluted operating income was $.56 per share compared to $.61 per share last year. In the first nine months of 2000, the Company's diluted operating income was $1.81 per share, a 4% increase over the $1.74 per share last year.

Drayton Nabers, Jr., Chairman of the Board and Chief Executive Officer of the Company states: “Our Individual Life, West Coast, Investment Products, and Financial Institutions Divisions had outstanding quarters with aggregate pretax operating income approximately 40% above third quarter results last year. Our Dental Division’s operating income remained stabilized, improving slightly over last quarter. The higher short term interest rate environment and an inverted yield curve have reduced spreads and investment income in our Stable Value Products Division and Corporate and Other lines. Our asset quality in both our securities and mortgage loan investments remains strong.”

“We continue to deploy significant capital through sales. Total individual life sales through the third quarter, including those from West Coast, were 33% above last year. Dental sales increased 38%, while Financial Institutions sales increased 86% including those from the Lyndon Insurance Group. Annuity sales were 50% above last year, and Stable Value sales were 51% higher.”

4

The table below sets forth operating income before income tax by business segment for the periods shown:

Operating Income Before Income Tax
for the quarter ending September 30
(in thousands)
	2000	1999
Life Insurance
Individual Life	$9,942	$7,452
West Coast	9,488	7,067
Acquisitions	12,443	15,903
Specialty Insurance Products
Dental and Consumer Benefits	8,633	13,877
Financial Institutions	8,588	6,083
Retirement Savings and Investment Products
Stable Value Products	7,039	7,002
Investment Products	4,688	2,813
Corporate and Other	(3,091)	2,171
Total operating income before income tax	$57,730	$62,368

Operating Income Before Income Tax
for the six months ending September 30
(in thousands)
	2000	1999
Life Insurance
Individual Life	$29,763	$24,637
West Coast	26,373	19,434
Acquisitions	38,492	51,872
Specialty Insurance Products
Dental and Consumer Benefits	23,001	29,683
Financial Institutions	23,024	16,598
Retirement Savings and Investment Products
Stable Value Products	22,986	21,080
Investment Products	11,978	9,310
Corporate and Other	11,418	7,073
Total operating income before income tax	$187,035	$179,687

Consolidated net income was $34.0 million in the 2000 third quarter compared to $37.3 million last year, and $116.3 million for the first nine months of 2000 compared to $110.4 million last year. Diluted net income was $.52 per share in the 2000 third quarter compared to $.57 per share last year, and $1.76 per share for the first nine months of 2000 compared to $1.67 per share last year.

5

At September 30, 2000, the Company's assets were approximately $14.7 billion. Share-owners' equity per share was $17.09 excluding $1.24 per share of unrealized investment losses resulting from marking the Company's securities to market value.

Operating return on average equity for the twelve months ending September 30, 2000, was 15.3%.

The table below sets forth divisional sales for the periods shown:

Sales
for the nine months ending September 30
(in millions)
	2000	1999
Life Insurance
Individual Life	$71.7	$56.2
West Coast	58.7	42.2
Specialty Insurance Products
Dental and Consumer Benefits	86.7	62.8
Financial Institutions	397.4	213.9
Retirement Savings and Investment Products
Stable Value Products	1,005.8	667.9
Investment Products	736.6	492.6

The sales statistics in the above table are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.

CONFERENCE CALL

There will be a conference call today for management to discuss third quarter results at 10:00 a.m. Eastern. The public may listen to the call by calling 1-800-374-1664. A simultaneous web cast of the call will also be available on the Company’s web site at www.protective.com.

A recording of the call will be available from 1:00 p.m. Eastern October 26 until midnight October 27. You may access the recording by calling 1-800-642-1687 and giving the code number 644984.

Supplemental financial information is also available through “fax on demand” by calling 1-800-323- 6124.

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could effect the Company’s future results include, but are not limited to, general economic conditions and the following certain known trends and uncertainties: we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year; we could be forced to sell illiquid investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income; insurance companies are highly regulated; a tax law change could adversely affect our ability to compete with non-insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

6